EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127956) pertaining to the Aspreva 2002 Incentive Stock Option Plan of Aspreva Pharmaceuticals Corporation of our reports dated February 7, 2007, with respect to the consolidated financial statements of Aspreva Pharmaceuticals Corporation, Aspreva Pharmaceuticals Corporation management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting of Aspreva Pharmaceuticals Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Vancouver, Canada	/s/ Ernst & Young LLP
February 22, 2007	Chartered Accountants